Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-116692

PROSPECTUS SUPPLEMENT NO. 5
(TO PROSPECTUS DATED OCTOBER 12, 2004)

                              COMMSCOPE, INC.

  $250,000,000 Principal Amount of 1.00% Convertible Senior Subordinated Debentures due 2024 and 11,494,250 Shares of Common Stock Issuable upon
                        Conversion of the Debentures

                             -----------------

     This prospectus supplement no. 5 supplements and amends the prospectus dated October 12, 2004, as amended by prospectus supplement no. 1 dated November 5, 2004, prospectus supplement no. 2 dated December 16, 2004, prospectus supplement no. 3 dated February 14, 2005 and prospectus supplement no. 4 dated April 15, 2005, relating to the 1.00% Convertible Senior Subordinated Debentures due March 15, 2024 of CommScope, Inc., a Delaware corporation, held by certain securityholders who may offer for sale the debentures and the shares of our common stock into which the debentures are convertible at any time at market prices prevailing at the time of sale or at privately negotiated prices. The selling securityholders may sell the debentures or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

     The table below sets forth additional and updated information concerning beneficial ownership of the debentures and the common stock issuable upon conversion of the debentures and supplements and amends the table appearing under "Selling Securityholders" beginning on page 61 of the prospectus. To the extent that a selling securityholder is listed both in the table below and in the table appearing in the prospectus or in any prior prospectus supplement, the information set forth below regarding that selling securityholder supersedes the information in the prospectus and such prospectus supplement. We have prepared this table based on information given to us by the selling securityholder listed below prior to the date hereof.

                                                         PRINCIPAL AMOUNT OF
                                                        DEBENTURES AT MATURITY
                                                        ----------------------        NUMBER OF SHARES OF COMMON STOCK
                                                                                      --------------------------------
                                                     BENEFICIALLY    PERCENTAGE
                                                       OWNED AND         OF                                    OWNED AFTER
                                                        OFFERED      DEBENTURES   BENEFICIALLY     OFFERED         THE
              SELLING SECURITYHOLDERS                    HEREBY     OUTSTANDING     OWNED(1)        HEREBY     OFFERING(2)
---------------------------------------------------  -------------  -----------   ------------     --------    -----------
AHFP Context                                                15,000        *           12,183            689       11,494
Banc of America Securities LLC                          10,500,000      4.2%         482,758        482,758         -
Context Convertible Arbitrage Fund, LP                      60,000        *           41,838          2,758       39,080
Context Convertible Arbitrage Offshore, Ltd                200,000        *          149,424          9,195      140,229
Finch Tactical Plus Class B                                  5,000        *            5,976            229       5,747
GLG Market Neutral Fund                                 22,500,000      9.0%       1,034,482      1,034,482         -
Lyxor/Context Fund Ltd                                      25,000        *           35,631          1,149       34,482
Merrill Lynch, Pierce, Fenner & Smith                      500,000        *           61,314         22,988       38,326
National Bank of Canada                                     50,000        *           47,125          2,298       44,827
UFJ International plc                                      250,000        *           11,494         11,494         -
Whitebox Diversified Convertible Arbitrage Partners LP   2,000,000        *           91,954         91,954         -
------------

*        Less than 1%.
(1)      Assumes for each $1,000 in principal amount at maturity of debentures a maximum of 45.9770 shares of common stock could be received upon conversion.
(2)      Assumes that all debentures, and common stock issuable upon conversion of the debentures, are sold in the offering.


     In addition, the prospectus, as supplemented and amended, is hereby further amended as follows:

The deletion on p. 65 of:

     "Based on information provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years."

and the substitution therefore of:

     "Based on information provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years, except that (i) Wachovia Capital Markets, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated were initial purchasers of the debentures, and (ii) Wachovia Bank, National Association serves as trustee under the indenture governing the debentures as well as paying agent, conversion agent, debenture registrar and custodian for the debentures, and is also agent and a lender under our senior secured credit facility. We also have a number of other ordinary course commercial relationships with Wachovia Capital Markets, LLC, Merrill Lynch, Pierce, Fenner & Smith and their respective affiliates."

     The prospectus, together with prospectus supplement no. 1, prospectus supplement no. 2, prospectus supplement no. 3, prospectus supplement no. 4 and this prospectus supplement no. 5, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the debentures and the common stock issuable upon conversion of the debentures. All references in the prospectus to "this prospectus" are hereby amended to read "this prospectus (as supplemented and amended)."

                             -----------------

     INVESTING IN THE DEBENTURES AND OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 9 OF THE PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -----------------


         THE DATE OF THIS PROSPECTUS SUPPLEMENT IS NOVEMBER 4, 2005